Exhibit 99.1

TSX: GSC; AMEX: GSS	NEWS RELEASE	WWW.GSR.COM

GOLDEN STAR REPORTS THIRD QUARTER RESULTS

Denver, Colorado, November 4, 2008: Golden Star Resources Ltd. (TSX: GSC; AMEX: GSS; GSE: GSR) today announced its financial results for the third quarter ended September 30, 2008. All currency in this news release is expressed in U.S. dollars, unless otherwise noted. A live webcast and conference call will be held on Wednesday, November 5, at 11:00 a.m. ET. To access the Webcast, conference call and a full explanation of results in the Form 10-Q, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, President and CEO, said, “We continued to make progress at both our mine sites during the quarter. Gold sales at Bogoso/Prestea were up 11% from the second quarter of this year and up 28% over the third quarter of last year as a result of increased throughput rates and higher metallurgical recoveries. Over the remainder of the year, we expect to access fresh sulfide ore at Bogoso/Prestea which testwork indicates will yield higher flotation recovery and consequently higher overall recovery rates. The Wassa mine returned Mill #2 to full operation on schedule and initiated delivery of high grade ore from Benso to Wassa three weeks earlier than planned, helping to reduce the impact of lower throughput due to downtime on Wassa Mill #2.”

“Our entire team is working aggressively to reduce costs. We are beginning to see relief from the extraordinarily high energy prices that we experienced in the third quarter; we are also making labor cost reductions and continuing to negotiate with the government on power prices. “

HIGHLIGHTS

•

Gold sales of 74,042 ounces from Bogoso/Prestea and Wassa increased 6% over the third quarter of 2007 sales of 70,143 ounces. Nine month gold sales for 2008 of 209,782 ounces was 33% higher than the gold sales for the first nine months of 2007 at 158,263 ounces;

•	The pinion gear assembly on Mill #2 at Wassa has been repaired and the mill has been recommissioned according to plan;

•

Third quarter gold sales of 45,585 ounces from the sulfide plant at Bogoso/Prestea was a 29% increase over second quarter’s 35,248 ounces and 45% over first quarter’s 31,415 ounces illustrating solid and improving performance of the bio-oxidation plant;

•	Ore deliveries from Benso to Wassa totaled 32,445 tonnes grading 5.0 g/t for the quarter;

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•

Revenues for the third quarter of 2008 of $64.1 million were 34% higher than the $47.8 million for the same period in 2007. Revenues for the first nine months of 2008 totaled $187.7 million and were improved by 78% over gold revenues for the first nine months of 2007 at $105.7 million;

•	Average realized gold price of $863 per ounce, versus $900 in the second quarter of 2008, $926 in the first quarter, and $681 in the third quarter of 2007.

FINANCIAL AND OPERATIONAL SUMMARY FOR THE THIRD QUARTER

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Bogoso/Prestea gold sold (oz)	51,959	40,518	130,307	72,149
Wassa gold sold (oz)	22,083	29,625	79,475	86,114
Total gold sold (oz)	74,042	70,143	209,782	158,263
Average realized price ($/oz)	866	681	895	668
Cash operating cost—combined ($/oz)	871	687	750	612
Gold revenues ($000’s)	64,099	47,752	187,713	105,731
Cash flow provided/(used) by operations ($000’s)	(2,064)	1,879	2,589	906
Net loss ($000’s)	(22,430)	(12,709)	(33,279)	(18,563)
Net loss per share—basic ($)	(0.095)	(0.054)	(0.141)	(0.082)

During the three months ended September 30, 2008, revenues increased by 34% from the third quarter of 2007 to $64.1 million while the realized gold price for the same period increased 27%. Total gold sold increased 6% from the second quarter to the third. Our higher operating costs in the third quarter were the result of increased costs of power, fuel, labor and reagents.

Net loss for the third quarter 2008 was $22.4 million ($0.095 per share) compared with a net loss of $12.7 million ($0.054 per share) for the third quarter of 2007. While revenues increased from the same period last year from higher realized gold prices and ounces sold, higher cash operating costs and depreciation resulted in higher operating losses.

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BOGOSO/PRESTEA

OPERATING RESULTS	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Mining
Ore mined (t)—Refractory	668,372	372,590	2,045,717	534,406
Ore mined (t)—Non refractory	50,834	274,588	136,336	741,409
Total ore mined (t)	719,206	647,177	2,182,053	1,275,815
Waste mined (t)	4,891,254	4,643,201	15,396,888	13,181,968

Bogoso Sulfide Plant Results
Refractory ore processed (t)	731,261	567,816	2,033,846	876,838
Refractory grade—(g/t)	2.73	2.66	2.83	2.72
Recovery—Refractory (%)	67.5	40.9	64.9	43.9

Bogoso Oxide Plant Results
Ore processed (t)	126,655	387,936	359,669	1,236,064
Ore grade—(g/t)	2.38	2.06	2.38	1.97
Recovery (%)	50.3	78.8	60.0	72.4

Cash operating cost ($/oz)	903	843	848	781
Gold sold (oz)	51,959	40,518	130,307	72,149

For the third quarter, gold sales from Bogoso/Prestea were 51,959 ounces, an increase of 11% over the second quarter sales of 46,934 ounces of gold and an increase of 28% over the third quarter of 2007. This increase in gold sales reflects total operating improvements, particularly at the sulfide plant. Higher cash operating costs at Bogoso/Prestea were the result of increased energy prices.

The Bogoso sulfide plant processed 67% more ore in the third quarter as compared to the second quarter of this year with 731,261 tonnes processed and 29% more ore than in the third quarter of 2007.

WASSA

OPERATING RESULTS	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Ore mined (t)	521,346	887,441	2,228,231	2,309,754
Waste mined (t)	1,273,967	2,025,220	3,839,739	6,331,143
Ore processed (t)	721,947	965,371	2,504,959	2,852,098
Grade processed (g/t)	1.26	1.13	1.18	1.08
Recovery (%)	92.0	93.2	92.8	91.2
Cash operating cost ($/oz)	793	473	588	471
Gold sold (oz)	22,083	29,625	79,475	86,114

Wassa processed 16% less tonnage in the third quarter as compared to the second quarter primarily as a result of the pinion gear failure at Mill #2. However, as a result of the earlier than anticipated start of ore haulage from the Benso deposit in August, a total of 32,445 tonnes of ore was delivered to the Wassa mill with an average grade of 5.0 g/t during the third quarter. This contributed to the 12% increase in grade for the third quarter of 2008 versus the third quarter of 2007 and 5% increase compared to the second quarter of 2008. The higher cash operating costs for the quarter were due to increases of consumables and lower gold production due to the Mill #2 pinion gear failure.

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DEVELOPMENT PROJECTS

Prestea South Properties

The permitting process for the Prestea South properties continues with a public hearing scheduled for November 11. Upon receipt of permits, construction of the 10 kilometer extension of the haul road from Prestea will begin to access the southern deposits including Tuapim and Bondaye. We plan to begin hauling oxide ores from Prestea South to the Bogoso oxide plant during the fourth quarter of 2009.

OUTLOOK

At the end of September 2008, our cash and cash equivalents totaled $25.3 million. We anticipate that all our cash needs for the remainder of 2008 will be met by operational cash flows. Cash on hand, cash generated from operations at Wassa and improvements in operations at Bogoso/Prestea are expected to be sufficient to cover capital and operating needs for the remainder of the year and beyond. Due to extreme market volatility, late in the third quarter we sold forward 50,000 ounces of gold through the end of 2008 at an average price of $861 per ounce. This is less than our expected gold production through the end of the year. At September 30, 2008, our unsettled position amounted to 46,666 ounces of gold. While we had a negative mark-to-market adjustment at the end of the third quarter, our forward position is significantly in the money at current gold prices.

We anticipate production of 85,000 ounces of gold with a cash cost of $700 per ounce for the fourth quarter of 2008. The following table is our 2009 guidance:

Guidance	2009
	Gold Production (000’s oz)	Cash Operating Cost ($/oz)

Bogoso/Prestea	220 - 250	600 - 650

Wassa	180 - 200	425 - 475

Total	400 - 450	520 - 575

The third quarter was defined by the unprecedented economic events in the financial sector that spilled into all industries worldwide with the gold and the gold mining industry being negatively affected through massive sales of equities due to fund redemptions. We want to assure investors that, while our share price was affected by these factors, the underlying basics for investment in Golden Star remain strong. We continue to improve upon those elements over which we have control and to manage our business to minimize the impacts from those factors that we cannot control.

COMPANY PROFILE

Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 236 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable

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securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include, without limitation, comments regarding our 2008 production and cash operating cost estimates, anticipated operational improvements, expected improvements in recovery rates; effect of cost containment measures; anticipated commencement dates of mining and production from Prestea South; sources of and adequacy of cash to meet capital and other needs and construction, production activities. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso oxide and sulfide processing plant; variations in ore grade; tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals or permits; the availability and cost of power, timing and availability of external financing on acceptable terms, technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for the year ended December 31, 2007 that is located on our website. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other appropriate securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. For reconciliation to relevant GAAP measures, please see our Form 10-Q.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.                         +1-303-830-9000

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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